Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of May 22, 2025 (the “Effective Date”), is entered into by and between ClearSign Technologies Corporation, a Delaware corporation (“ClearSign”), and Richard D. Clarkson (collectively with his Affiliates and Associates, the “Investor Parties,” and each, an “Investor Party”). ClearSign and the Investor Parties are together referred to herein as the “Parties,” and each, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 16 hereof.

WHEREAS, on January 15, 2025 and February 25, 2025, the Investor Parties delivered letters to ClearSign pursuant to Article III, Section 3.2 of the Bylaws purporting to notify ClearSign of intent to nominate a director for election to the board of directors of ClearSign (the “Board”) at ClearSign’s 2025 annual meeting of stockholders (including, without limitation, any adjournments or postponements thereof and any meeting which may be called in lieu thereof) (the “2025 Annual Meeting”) (such letters, together, the “Clarkson Purported Notice”);

WHEREAS, on March 25, 2025, the Investor Parties notified ClearSign of the withdrawal of the Clarkson Purported Notice;

WHEREAS, the Investor Parties beneficially own an aggregate of 138,000 shares of ClearSign’s common stock, par value $0.0001 per share (the “Common Stock”), as of the Effective Date; and

WHEREAS, ClearSign has reached an agreement with the Investor Parties with respect to certain matters, as provided for in this Agreement.

NOW, THEREFORE, in consideration of the premises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.            Withdrawal of the Investor Parties’ Campaigns and Related Matters. Concurrently with and effective upon the execution of this Agreement, the Investor Parties (a) hereby acknowledge that the Clarkson Purported Notice was irrevocably withdrawn on March 25, 2025 and (b) shall irrevocably withdraw or cause the irrevocable withdrawal of any and all outstanding and yet to be withdrawn materials and notices submitted to ClearSign in connection with or related to the Clarkson Purported Notice, and shall take all necessary action to immediately cease any and all solicitation efforts and other activities in connection with the Clarkson Purported Notice and any and all related materials and notices (other than in connection with such withdrawal).

2.            Board Composition and Other Matters.

(a)            New Directors.

(i)            As soon as reasonably practicable following the Effective Date, the Board, and all applicable committees of the Board, shall take all necessary actions to: (A) increase the size of the Board from five (5) to seven (7) directors, and (B) appoint (x) Louis J. Basenese (the “First New Director”) to serve as a director, who shall fill one (1) of the newly created vacancies resulting from the increase in the size of the Board, and (y) Anthony DiGiandomenico (the “Second New Director” and, together with the First New Director, the “New Directors”) to serve as a director, who shall fill the other newly created vacancy resulting from the increase in the size of the Board.

(ii)           The Board, and all applicable committees of the Board, shall take all necessary actions to nominate each New Director as a candidate for election to the Board at the 2025 Annual Meeting. ClearSign shall recommend, support and solicit proxies for the election of each New Director at the 2025 Annual Meeting in the same manner as ClearSign has supported its nominees for election at prior annual meetings of stockholders at which the election of directors was uncontested.

(iii)          Prior to the appointment of the New Directors, (A) the Board has determined that the First New Director is an “Independent Director,” as defined in the listing rules of the Nasdaq Stock Market LLC (“Nasdaq”) and (B) the Special Committee of the Board has determined that the Second New Director is not an “Independent Director,” as defined in the listing rules of Nasdaq. In connection with the foregoing, and as a condition to ClearSign’s obligation to appoint each New Director to the Board, each New Director has (x) provided (1) such information required to be or is customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, (2) such information reasonably requested by the Board in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations and (3) a fully completed and executed copy of ClearSign’s director candidate questionnaire (substantially in the form completed by ClearSign’s incumbent non-management directors), in each case, as promptly as practicable to, among other reasons, enable the timely filing of ClearSign’s proxy statement and other periodic reports with the U.S. Securities and Exchange Commission (the “SEC”), and (y) participated in (1) customary procedures for new director candidates, including, without limitation, an appropriate background check, comparable to those undergone by other non-management directors of ClearSign and (2) an interview with the Nominating and Corporate Governance Committee of the Board.

(b)           Committees. Following the appointment of the New Directors to the Board, the Board, and all applicable committees of the Board, shall take all necessary actions to appoint the New Directors to the Human Capital and Compensation Committee of the Board (the “Compensation Committee”), subject to each New Director meeting the applicable eligibility requirements for committee membership, including, without limitation, a determination by the Board, in its sole and unencumbered discretion, that such New Director is an “Independent Director” as defined in the listing rules of Nasdaq; provided, however, that the Board shall not be required to appoint a New Director to the Compensation Committee if the Board determines, or has determined, such New Director not to be an “Independent Director” as defined in the listing rules of Nasdaq; provided, further, that the Board is entitled to, and shall, rely on the finding and conclusion of the Special Committee of the Board which determines that the Second New Director is not an “Independent Director” as such term is defined in the listing rules of Nasdaq.

(c)           Board Policies and Procedures. Each Party acknowledges that each New Director, upon his appointment to the Board and for so long as he is a member of the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, without limitation, ClearSign’s Code of Business Conduct and Ethics, Clawback Policy, Policy Regarding Stockholder Candidates for Nomination and any other policies on stock ownership, insider trading, anti-hedging, corporate governance, public disclosures and confidentiality (collectively, the “Company Policies”) and all applicable rules and regulations of Nasdaq, and will be required to strictly adhere to ClearSign’s policies on confidentiality imposed on all members of the Board. ClearSign agrees that, upon his appointment to the Board and for so long as he is a member of the Board, each New Director shall receive (i) the same benefits of director and officer insurance and any indemnity and exculpation arrangements as all other non-management directors on the Board, (ii) the same compensation for his service as a director as the compensation received by other non-management directors on the Board and (iii) such other benefits on the same basis as all other non-management directors on the Board.

3.             Voting. From the Effective Date until the Termination Date (as defined below) (the “Standstill Period”), each Investor Party agrees that it will appear in person or by proxy at each annual or special meeting of stockholders of ClearSign (including, without limitation, any adjournments, postponements, reschedulings or continuations thereof and any meeting which may be called in lieu thereof), whether such meeting is held at a physical location or virtually by means of remote communications or a hybrid combination thereof, and will vote (or execute a consent with respect to) all Voting Securities beneficially owned by such Investor Party as of the applicable record date in accordance with the Board’s recommendations with respect to (a) the election, removal or replacement of any director, (b) the ratification of the appointment of ClearSign’s independent registered public accounting firm, (c) ClearSign’s “say-on-pay” proposal and (d) any other proposal to be submitted to the stockholders of ClearSign by either ClearSign or any stockholder of ClearSign; provided, however, that the Investor Parties shall be permitted to vote in their sole discretion on any proposal of ClearSign in respect of any Extraordinary Transaction. During the Standstill Period, each Investor Party agrees that it will not engage in any course of conduct with the purpose of causing stockholders of ClearSign to vote contrary to the recommendation of the Board on any of the aforementioned matters enumerated in subclauses (a)–(d) presented to ClearSign’s stockholders for their vote at any meeting of ClearSign’s stockholders or by written consent.

4.            Mutual Non-Disparagement.

(a)           Subject to Section 6 hereof, each Investor Party agrees that, during the Standstill Period, neither it nor any of its Representatives shall, and it shall cause each of its Representatives to not, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind (including, without limitation, through the use of any social or professional networking websites and/or blogs), whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, or constitute an ad hominem attack on, or otherwise disparage, defame, damage, criticize, condemn or impugn the reputation or good name of ClearSign or any of its Representatives, former directors and officers, or any of their respective businesses, products, services, actions, writings, policies or practices.

(b)           ClearSign agrees that, during the Standstill Period, neither it nor any of its Representatives shall, and it shall cause each of its Representatives to not, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind (including, without limitation, through the use of any social or professional networking websites and/or blogs), whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, or constitute an ad hominem attack on, or otherwise disparage, defame, damage, criticize, condemn or impugn the reputation or good name of any Investor Party or any of their respective Representatives, or any of their respective businesses, products, services, actions, writings, policies or practices.

(c)           Notwithstanding the foregoing, nothing in this Section 4 or elsewhere in this Agreement shall prohibit any Party from making any factual statement or disclosure as may be required under the federal securities laws or other applicable laws (including, without limitation, to comply with the terms of any valid subpoena, order or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party), or stock exchange regulations; provided, however, that, unless prohibited under applicable law, such Party must provide written notice to the other Party at least two (2) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this Section 4, and reasonably consider any comments of such other Party.

(d)           The limitations set forth in Sections 4(a) and 4(b) hereof shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 4(a) and 4(b) hereof if such statement by the other Party was made in breach of this Agreement.

5.             No Litigation.

(a)           Each Investor Party covenants and agrees solely for and on behalf of itself that, during the Standstill Period, it shall not, and shall not permit any of its Representatives to (solely in the context of their representation of such Investor Party in connection with the subject matter of this Agreement), alone or in concert with others, threaten, initiate, encourage or pursue, or knowingly assist any other person to threaten, initiate, encourage or pursue, any lawsuit, claim or proceeding (including, without limitation, the Investor Parties commencing, encouraging or supporting any derivative or similar action in the name of ClearSign) before any court or governmental, administrative or regulatory body (collectively, “Legal Proceeding”) with respect to any Claims (as defined below) against ClearSign, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that:

(i)            the foregoing shall not prevent (A) the Investor Parties or any of their respective Representatives (solely in the context of their representation of such Investor Party in connection with the subject matter of this Agreement), from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or with the material assistance of, the Investor Parties or any of their Representatives (solely in the context of their representation of such Investor Party in connection with the subject matter of this Agreement) or (B) the exercise of statutory appraisal rights; provided, further, that, in the event that any of the Investor Parties or any of their Representatives receives such Legal Requirement, such Investor Party shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to ClearSign; and

(ii)           this Section 5(a) shall not require any Investor Party to opt out of any class action lawsuits against ClearSign commenced and maintained by persons other than an Investor Party and its Affiliates unless such lawsuit was initiated in violation of this Section 5(a) (“Class Actions”) or the Investor Party is a party other than as a result of the Investor Parties’ ownership of Common Stock during the class period applicable to such Class Actions.

(b)           ClearSign covenants and agrees that, during the Standstill Period, it shall not, and shall not permit any of its Representatives to (solely in the context of their representation of ClearSign in connection with the subject matter of this Agreement), alone or in concert with others, threaten, initiate, encourage or pursue, or knowingly assist any other person to threaten, initiate, encourage or pursue, any Legal Proceedings with respect to any Claim against any of the Investor Parties, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent (A) ClearSign or any of its Representatives (solely in the context of their representation of ClearSign in connection with the subject matter of this Agreement), from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, ClearSign or any of its Representatives (solely in the context of their representation of ClearSign in connection with the subject matter of this Agreement) or (B) the exercise of statutory appraisal rights; provided, further, that, in the event ClearSign or any of its Representatives receives such Legal Requirement, ClearSign shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Investor Parties.

(c)           To the fullest extent permitted by law, the Investor Parties, on behalf of themselves and for all of their Affiliates, Associates, parent and subsidiary entities, joint ventures and partnerships, successors, assigns and the respective owners, officers, directors, partners, members, managers, principals, parents, subsidiaries, predecessor entities, agents, employees, stockholders, advisors, consultants, attorneys, heirs, executors, administrators, successors and assigns of any such person irrevocably, completely and unconditionally release, settle, acquit and forever discharge ClearSign and ClearSign’s Affiliates, Associates, parent and subsidiary entities, joint ventures and partnerships, successors, assigns, and their respective owners, officers, directors, partners, members, managers, principals, parents, subsidiaries, predecessor entities, agents, employees, stockholders, advisors, consultants, attorneys, heirs, executors, administrators, successors and assigns of any such person, jointly or severally, from any and all causes of action, claims, actions, rights, judgments, obligations, damages, amounts, demands, leases, controversies, suits, contentions, complaints, promises, accountings, bonds, bills, debts, liabilities, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, incidental or otherwise including, without limitation, attorney’s fees or court costs, of whatever nature) incurred in connection therewith of any kind or nature whatsoever, foreseen, unforeseen, known or unknown, in their own right, representatively, derivatively or in any other capacity, in law or in equity or liabilities of whatever kind or character, arising under federal, state, foreign, or common law or the laws of any other relevant jurisdiction from the beginning of time to the date of this Agreement (the “Claims”) (such release by the Investor Parties, the “Release”); provided, however, that this release and waiver of the Claims shall not include claims to enforce the terms of this Agreement.

(d)           The Investor Parties hereby acknowledge that, as of the Effective Date, the Investor Parties may have claims against ClearSign that an Investor Party does not know or suspect to exist in its favor, including, without limitation, claims that, had they been known, might have affected the decision to enter into this Agreement, or to provide the Release. In connection with any such claims, other than any claims to enforce the terms of this Agreement, the Investor Parties agree that they intend to waive, relinquish and release any and all provisions, rights and benefits any state or territory of the United States or other jurisdiction that purports to limit the application of a release to unknown claims, or to facts unknown at the time the release was entered into, subject to the foregoing exclusions. In connection with this waiver, the Investor Parties acknowledge that they, or any of them, may (including, without limitation, after the Effective Date) discover facts in addition to or different from those known or believed by them to be true with respect to the subject matter of the Release, but it is the intention of the Investor Parties to completely, fully, finally and forever compromise, settle, release, discharge and extinguish any and all claims, other than excluded herein, that they may have against ClearSign, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, that now exist or previously existed, without regard to the subsequent discovery of additional or different facts. The Investor Parties acknowledge that the foregoing waiver is a key, bargained for element to this Agreement and the Release that is part of it.

6.             Standstill.

(a)           During the Standstill Period, unless otherwise approved by the Board or by ClearSign, each Investor Party shall not, and shall cause its Representatives not to, directly or indirectly:

(i)            acquire, offer or seek to acquire, agree to acquire or acquire rights or options to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, (A) any securities of ClearSign, any rights decoupled from the underlying securities of ClearSign, or any derivative securities, contracts or instruments in any way related to the price of shares of Common Stock, in each case, if such acquisition, offer or seeking to acquire, agreement or transaction would result in any Investor Party having beneficial ownership of more than 3.5% of the Common Stock or Voting Securities outstanding at such time, including, without limitation, through the exercise of, or acquisition of, derivative securities or (B) any assets or liabilities of ClearSign;

(ii)           make any public announcement or proposal with respect to, or offer, seek, propose or indicate an interest in, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of ClearSign or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to ClearSign or any of its subsidiaries or (C) any form of tender or exchange offer for Voting Securities, whether or not such transaction involves a Change of Control;

(iii)          in respect of those matters enumerated in Section 3 hereof, other than as may be required by reason of employment in a broker-dealer in the ordinary course, engage in, or assist in the engagement in (including, without limitation, engagement by use of or in coordination with a universal proxy card), any solicitation of proxies or written consents to vote any Voting Securities, communicate with stockholders of ClearSign pursuant to Rule 14a-1(l)(2)(iv) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of ClearSign (including, without limitation, by initiating, encouraging or participating in any “withhold” or similar campaign);

(iv)          sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, any Voting Securities or any rights decoupled from the underlying securities held by any Investor Party to any person who is not (A) a Party to this Agreement, (B) a member of the Board, (C) an officer of ClearSign or (D) an Affiliate or Associate of any Party (any person not set forth in clauses (A) through (D) shall be referred to as a “Third Party”) with a known history of activism or known plans to engage in activism or that would knowingly (after due inquiry) result in such Third Party, collectively with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest representing in the aggregate in excess of 4.9% of the shares of Common Stock outstanding at such time;

(v)           take any public action in support of or make any public proposal or request that constitutes or would result in: (A) advising, controlling, changing, replacing or influencing any director or member of management of ClearSign, including, without limitation, any plans or proposals, and/or consenting to the calling of any special meeting of stockholders to effect such plans or proposals, to change the number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of ClearSign, (C) any other material change in ClearSign’s management, business or corporate structure, (D) seeking to have ClearSign waive or make amendments or modifications to the Certificate of Incorporation, the Bylaws or the Policy Regarding Stockholder Candidates for Nomination (collectively, the “Governing Materials”) or any other actions that may impede or facilitate the acquisition of control of ClearSign by any person, (E) causing a class of securities of ClearSign to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of securities of ClearSign to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vi)          act by making public announcements or speaking to reporters or members of the media (whether “on the record” or on “background” or “off the record”), to seek to influence ClearSign’s stockholders, management or the Board with respect to ClearSign’s policies, operations, balance sheet, capital allocation, marketing approach, business configuration, Extraordinary Transactions or strategy or to obtain representation of the Board or seek the removal of any director in any manner, except as expressly permitted by this Agreement;

(vii)         call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Governing Materials, including, without limitation, a “town hall meeting”;

(viii)        deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities (other than (A) any such voting trust, arrangement or agreement solely between the Investor Parties that is otherwise in accordance with this Agreement or (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(ix)          seek, or knowingly encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to ClearSign or seek, or knowingly encourage or take any other action with respect to the election or removal of any directors of ClearSign;

(x)           form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any of the Voting Securities; provided, however, that nothing herein shall limit the ability of an Affiliate of any Investor Party to join in a “group” with any other Investor Party or Affiliate thereof comprising such Investor Party following the execution of this Agreement, so long as any such Affiliate agrees in writing to be subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days after disclosing that such Investor Party has formed a group with such Affiliate;

(xi)          demand a copy of ClearSign’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of the State of Delaware providing for stockholder access to books and records (including, without limitation, lists of stockholders) of ClearSign;

(xii)         make any request or submit any proposal to amend or waive the terms of this Section 6 other than through non-public communications with ClearSign that would not be reasonably likely to trigger public disclosure obligations for any Party;

(xiii)        comment publicly about or disclose in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to any transactions involving ClearSign, any director or member of management, policies, strategy, operations, financial results or affairs, any of its securities or assets, or this Agreement that is inconsistent with the provisions of this Agreement; or

(xiv)        enter into any discussions, negotiations, agreements or understandings with any person with respect to any action that the Investor Parties are prohibited from taking pursuant to this Section 6, or advise, assist, encourage or seek to persuade any person to take any action or make any statement with respect to any such action or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

(b)           Notwithstanding anything to the contrary contained in this Section 6, each Investor Party shall not be prohibited or restricted from: (A) communicating privately with members of the Board or senior officers of ClearSign regarding any matter in a manner consistent with communications that may be reasonably made by all stockholders of ClearSign, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any Party or their respective Affiliates or any Third Party, subject in any case to any confidentiality obligations to ClearSign of any such director or officer and applicable law, rules or regulations; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over such Investor Party; (C) generally fulfilling its obligations to its clients in its role as a broker-dealer or an employee of a broker-dealer, provided, that a breach by any Investor Party of this Agreement is not the cause of the applicable requirement; or (D) privately communicating with stockholders of ClearSign and others in a manner that does not otherwise violate this Agreement or applicable law, so long as such actions do not create a public disclosure obligation for such Investor Party or ClearSign and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with such Investor Party’s normal practices in the circumstances. The provisions of this Section 6 shall not limit in any respect the actions of any director of ClearSign in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to ClearSign and its stockholders and the Company Policies (it being understood and agreed that the Investor Parties shall not take any actions to indirectly violate any provision of this Section 6). The provisions of this Section 6 shall also not prevent the Investor Parties from freely voting their shares of Common Stock (except as otherwise provided in Section 3 hereof).

(c)           During the Standstill Period, each Investor Party shall refrain from taking any actions which could have the effect of encouraging, influencing or assisting any Third Party to engage in actions which, if taken by any Investor Party, would violate this Agreement, except as may be required by reason of employment in a broker-dealer in the ordinary course.

7.             Representations and Warranties of ClearSign. ClearSign represents and warrants to the Investor Parties that (a) ClearSign has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by ClearSign, constitutes a valid and binding obligation and agreement of ClearSign, and is enforceable against ClearSign in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by ClearSign does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which ClearSign is a party or by which it is bound.

8.             Representations and Warranties of the Investor Parties. Each Investor Party jointly and severally represents and warrants to ClearSign that solely for and on behalf of itself that (a) this Agreement has been duly and validly authorized, executed and delivered by such Investor Party, and constitutes a valid and binding obligation and agreement of such Investor Party, and is enforceable against such Investor Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) the Investor Parties beneficially own an aggregate of 138,000 shares of Common Stock, (c) the signatory for such Investor Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of himself and the applicable Investor Party, and to bind such Investor Party to the terms hereof and thereof, and to bind himself to the terms hereof and thereof, (d) the execution, delivery and performance of this Agreement by such Investor Party does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document or any agreement, contract, commitment, understanding or arrangement to which such Investor Party is a party or by which it is bound, (e) the Investor Parties acknowledge that neither New Director is a stockholder designee or representative of the Investor Parties, and the Investor Parties shall not seek, and further acknowledges that they do not and will not have the right to receive, confidential information concerning ClearSign from either of the New Directors and (f) each Investor Party is not, nor will any Investor Parties become, party to any agreement, arrangement, commitment or understanding (whether written or oral) with either New Director with respect to his service as a director on the Board.

9.             SEC Filings.

(a)           ClearSign shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. ClearSign shall provide the Investor Parties with a reasonable opportunity to review and comment on the Form 8-K prior to the filing of the Form 8-K with the SEC and consider in good faith any such comments of the Investor Parties.

(b)           The Investor Parties shall not make, and shall cause their respective Affiliates and Associates not to make, any public announcement or statement regarding this Agreement, without the prior written consent of ClearSign, except to the extent required by law or the rules of any national securities exchange.

10.           Term; Termination. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (a) the date immediately following the conclusion of ClearSign’s 2026 annual meeting of stockholders (including, without limitation, any adjournments or postponements thereof and any meeting which may be called in lieu thereof) and (b) the occurrence of a Change of Control transaction (the “Termination Date”). Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 11 and Section 13 through Section 23 hereof shall survive the termination of this Agreement. The termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement prior to such termination.

11.           Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, immediately following full payment of all fees and expenses incurred by the Special Committee of the Board to its advisors, ClearSign shall pay to Mr. Clarkson an amount not to exceed in the aggregate $2,000.00 (a) in exchange for the Release and (b) as reimbursement for his reasonable, well-documented out-of-pocket fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.

12.           No Other Discussions or Arrangements. The Investor Parties represent and warrant that, as of the date of this Agreement, except as described herein, specifically disclosed to ClearSign in writing prior to the Effective Date and/or are reflected on the books and records of ClearSign, (a) the Investor Parties do not own, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities, (b) the Investor Parties have not entered into, directly or indirectly, any agreements or understandings with any person (other than their own Representatives) with respect to any potential transaction involving ClearSign or the voting or disposition of any securities of ClearSign and (c) no Investor Party is a member of or a participant in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities as of the Effective Date.

13.           Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party agrees that it shall bring any suit, action or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the Delaware Court of Chancery, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware or (c) in the event (but only in the event) that such courts identified in clauses (a) and (b) do not have subject matter jurisdiction over such Action, any other Delaware state court (collectively, the “Chosen Courts”), and, solely in connection with an Action brought in accordance with this provision, irrevocably (i) submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any jurisdictional defenses (including, without limitation, personal jurisdiction and venue) to any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 17 hereof. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each Party and may be enforced in any other courts, the jurisdiction of which each Party is or may be subject, by suit upon such judgment.

14.           Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.           Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Parties would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including, without limitation, the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. Each Party further agrees to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 15 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

16.          Certain Definitions. As used in this Agreement:

(a)           “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, without limitation, persons who become Affiliates subsequent to the Effective Date; provided, however, that, for purposes of this Agreement, no Investor Party shall be deemed an Affiliate of ClearSign, and ClearSign shall not be deemed an Affiliate of any Investor Party; provided, further, that the term Affiliate will not include any direct or indirect employees, consultants or agents of an Investor Party;

(b)           “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, without limitation, persons who become Associates subsequent to the Effective Date;

(c)           “beneficial owner,” “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(d)           “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(e)           “Bylaws” shall mean ClearSign’s Bylaws, as filed with the SEC on June 15, 2023, as may be amended, corrected or amended and restated from time to time;

(f)            “Certificate of Incorporation” shall mean ClearSign’s Certificate of Incorporation, dated June 14, 2023, as amended on June 25, 2024, and as may be further amended, corrected or amended and restated from time to time;

(g)           a “Change of Control” shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of ClearSign representing more than fifty percent (50%) of the equity interests and voting power of ClearSign’s then-outstanding equity securities or (ii) ClearSign enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction ClearSign’s stockholders retain, directly or indirectly, less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(h)           “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, restructuring, recapitalization, reorganization, disposition, distribution or other transaction with a Third Party that, in each case, would result in a Change of Control of ClearSign or liquidation or dissolution of its equity securities or a majority of its assets;

(i)            “person” or “persons” shall mean any individual, corporation (including, without limitation, not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, group, association, or other entity of any kind, structure or nature;

(j)            “Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; provided, that, when used with respect to ClearSign, “Representative” shall not include any non-executive employees; and

(k)           “Voting Securities” shall mean the Common Stock and any other securities of ClearSign entitled to vote in the election of directors.

17.           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours of ClearSign, and on the next business day if sent after normal business hours of ClearSign or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 17 (or to such other address that may be designated by a Party from time to time in accordance with this Section 17).

If to ClearSign, to its address at:

ClearSign Technologies Corporation
8023 E. 63rd Place, Suite 101
Tulsa, OK 74133
Attention: Jim Deller

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:
Email:

If to an Investor Party, to the address at:

18.           Entire Agreement; Amendment. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and it supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Party.

19.           Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

20.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

21.           Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties, provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 21 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22.           Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

23.           Interpretation. Each Party hereby affirms that it has been represented by legal counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party hereby further affirms that it and its respective legal counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each Party, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (a) the word “including” (in its various forms) means “including, without limitation,” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement, (c) the word “or” is not exclusive, (d) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated and (e) whenever the context requires, the masculine gender shall include the feminine and neutral genders.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

CLEARSIGN:

CLEARSIGN TECHNOLOGIES CORPORATION

By:	/s/ David M. Maley
Name:	David M. Maley
Title:	Director

INVESTOR PARTIES:

/s/ Richard D. Clarkson
Richard D. Clarkson

Signature Page to Cooperation Agreement